Exhibit 10.3

SERVICES AGREEMENT

     This SERVICES AGREEMENT (this “Agreement”) is dated as of July 16, 2004 (the “Formation Date”), by and between Comstock Resources, Inc., a Nevada corporation (“Comstock”), and Bois d’Arc Energy, LLC, a Nevada limited liability company (“Bois d’Arc”). Unless otherwise defined herein, capitalized terms have the meaning assigned to them in the Contribution Agreement (defined herein).

     WHEREAS, pursuant to the Contribution Agreement, Comstock and certain other parties have formed Bois d’Arc by the contribution of certain oil and gas properties and other assets and properties in exchange for membership interests in Bois d’Arc; and

     WHEREAS, the Contribution Agreement contemplates the execution of this Agreement pursuant to which Comstock will provide certain accounting, human resources and other services to Bois d’Arc for a period of time and otherwise on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Description of Services.

     (a) Effective as of the Formation Date, Comstock shall, subject to the terms and provisions of this Agreement, provide Bois d’Arc with accounting and other financial services as generally described on Schedule 1.1 and human resources services as generally described on Schedule 1.2, and such other services as may reasonably be requested by Bois d’Arc from time to time, such services to be rendered by Comstock’s internal staff.

     (b) This Agreement does not apply to, and the services to be provided hereunder do not include, any services that M. Jay Allison or Roland O. Burns may provide to Bois d’Arc in their roles as members of Bois d’Arc’s board of managers or any other activity related to such board of managers. Mr. Allison and Mr. Burns shall not receive any salary or cash compensation from Bois d’Arc nor shall any portion of their compensation paid by Comstock be charged or allocated to Bois d’Arc.

     (c) It is the intent of the parties hereto that Comstock provide only the services requested by Bois d’Arc in connection with routine functions related to the ongoing operations of Bois d’Arc and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the services rendered in connection with the conduct of Bois d’Arc’s business will be on a scale compared to that existing on the effective date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Bois d’Arc will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that Comstock assumes no liability for any expenses or services other than those stated in Section 1(a).

     2. Consideration for Services. Bois d’Arc shall pay Comstock an amount equal to $20,000 per month for the services to be provided under Section 1(a) (the “Fee”). In addition, Bois d’Arc will reimburse Comstock for any out-of-pocket costs paid to a third party incurred by Comstock in rendering such services; provided, that any such costs in excess of $5,000 shall be approved in advance by the Chief Executive Officer or President of Bois d’Arc.

     3. Terms of Payment. The monthly Fee will be paid in arrears and due on the 1st day of the month following the month for which the Fee accrued.

     4. Method of Payment. All amounts payable by Bois d’Arc for the services rendered by Comstock pursuant to this Agreement shall be remitted to Comstock in United States dollars in the form of a check or wire transfer.

     5. Warranties. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

     6. Termination.

     (a) The term of this Agreement will be for a period of six (6) months commencing on the Formation Date. Thereafter, this Agreement shall automatically renew for successive three (3) month terms. Notwithstanding the foregoing, either party may, at its option, upon not less than seventy-five (75) days prior written notice to the other party (or such other period as the parties may mutually agree in writing), terminate or elect to not renew this Agreement, effective as of the end of a calendar quarter.

     (b) Notwithstanding Section 6(a) above, this Agreement may be terminated in accordance with the following:

     (i) Upon written agreement of the parties;

     (ii) By either Comstock or Bois d’Arc upon a material breach hereof by the other party if the breach is not cured within thirty (30) days after written notice of breach is delivered to the breaching party; or

     (iii) By either Comstock or Bois d’Arc, upon written notice to the other party if the non-terminating party shall become insolvent or shall make an assignment of substantially all of its assets for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy.

     (c) Upon any termination of this Agreement as provided herein, neither party shall have any further obligations to the other party except for fees and expenses accrued through the date of termination.

     7. Limitation of Liability. In providing its services hereunder, Comstock shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither Comstock nor any officer, director, employee or agent of Comstock or its affiliates shall be liable to Bois d’Arc for any error of judgment or mistake of law or for any loss incurred by Bois d’Arc in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Comstock.

     8. Indemnification of Comstock by Bois d’Arc. Bois d’Arc shall indemnify and hold harmless Comstock, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) to which Comstock or any such person may become subject arising out of the services provided by Comstock to Bois d’Arc hereunder, provided that such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

     9. General.

     (a) Force Majeure. Any delays in or failure of performance by Comstock or Bois d’Arc shall not constitute a default hereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the reasonable control of Comstock or Bois d’Arc, as the case may be, including, but not limited to: acts of God or a public enemy; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any other causes beyond the reasonable control of Comstock or Bois d’Arc, whether or not of the same class or kind as those specifically named above.

     (b) Confidentiality. Except as otherwise required by applicable law, each of the parties agrees that it will maintain in confidence all confidential information regarding the other party supplied to it in the course of the performance of this Agreement.

     (c) Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and, except as noted, shall be deemed given when received addressed as follows:

     If to Comstock, to:

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Facsimile No.: 972-668-8812

Attention: Roland O. Burns

     If to Bois d’Arc, to:

Bois d’Arc Energy, LLC
600 Travis, Suite 6275
Houston, Texas 77022
Attention: Wayne L. Laufer

     (d) Amendments; No Waivers.

     (i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Comstock and Bois d’Arc, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     (e) Entire Agreement. This Agreement together with the Contribution Agreement and all other documents executed in connection therewith constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Contribution Agreement or any other Ancillary Document, the provisions of this Agreement shall prevail.

     (f) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     (g) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Texas, without regard to the conflicts of laws rules thereof.

     (h) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     (i) Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of Texas or any other Texas state court sitting in Houston or Harris County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(c) shall be deemed effective service of process on such party.

     (j) Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     (k) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[signature page follows]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMSTOCK RESOURCES, INC.

/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

BOIS D’ARC ENERGY LLC

/s/ WAYNE L. LAUFER

Name:	Wayne L. Laufer

Title:	Chief Executive Officer

Schedule 1.1

FINANCIAL ACCOUNTING SERVICES

Maintenance of general ledger for Company and subsidiaries

Processing of oil and gas revenue receipts and distribution to other royalty and working interests owners

Preparation and filings of severance tax reports and MMS royalty reports

Preparation and filings of 1099s as required

Processing joint interest costs, billing and collection of amounts due from working interest partners

Preparation of necessary reports for income tax returns

Preparation of current, quarterly and annual reports and proxy statements for filing with the Securities and Exchange Commission

Preparation of press release and other investor relations material

Schedule 1.2

HUMAN RESOURCES SERVICES

General human resources advisory services involving the evaluation or development of payroll, benefits and compensation programs and systems

Payroll services

Development of employee handbook and pertinent policies

Development of effective human resources practices

Consultation on setting up proper controls to insure human resources compliance with various federal and state employee relations regulations

Development of human resources forms and documents

Other general human resources related services

Day-to-day administration of the 401(k) plan sponsored by Bois d’Arc (including plan administration responsibilities)

Day-to-day administration of the group medical plan, dental and group term life insurance benefits sponsored by Comstock Resources, Inc., in which Bois d’Arc employees will participate

Day-to-day administration of the Bois d’Arc Energy LLC Long Term Incentive Plan